Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Dear [ ]:

WestRock Company (the “Company”), in accordance with the provisions of the WestRock Company [ ] Incentive Stock Plan, as amended from time to time (the “Plan”), hereby awards you the opportunity to earn a target award amount (the “Target Amount”) of shares (the “Stock Grant Shares”) of the Company’s common stock (the “Common Stock”) as communicated to you by your manager and loaded into your E*TRADE account; provided that the number of underlying shares approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), which approval was conditioned on your acceptance of this award and the execution of the Fair Competition and Proprietary Information Protection Agreement attached as Exhibit A, will control in the event of any discrepancy. The Stock Grant Shares are subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee and this letter (this “letter”), including, where applicable, the Addendum for Non-U.S. Key Employees. Any terms used in this letter and not defined in this letter have the meanings set forth in the Plan.

This award is comprised of four components: (a) a time-based restricted stock unit grant, (b) a performance-based restricted stock unit grant that uses an adjusted earnings per share measure, (c) a performance-based restricted stock unit grant that uses a return on invested capital measure and (d) a performance-based restricted stock unit grant that uses a relative total shareholder return measure. The underlying shares of Common Stock that you earn pursuant to this award, if any, will comprise the aggregate number of shares awarded under each of these components.

The issuance of all or any part of the Common Stock underlying the Stock Grant Shares pursuant to this letter is intended to fulfill the Plan’s purpose of providing additional incentives to key employees such as yourself, thereby increasing your personal stake in the continued success and growth of the Company and encouraging you to continue your employment with the Company.

1.
Conditions and Issuance of Stock Grant Shares

For the time-based restricted stock unit grant, you will earn 25% of the Target Amount of shares if you satisfy the service and other applicable requirements of this award.

For the performance-based restricted stock unit grants, you will have the opportunity to earn 75% of the Target Amount of shares, which amount could increase up to 200% of the performance-based portion of the Target Amount of shares or decrease to 0% depending on the level of achievement of the performance measures discussed below.

Subject to Sections 3 and 5 and to any required Committee approval, the Company will deliver to you (or in the event of your death to your beneficiary in accordance with Section 4) the appropriate number of shares of Common Stock underlying the Stock Grant Shares (minus any shares retained to satisfy your statutory minimum tax withholding obligations) as soon as administratively practicable following the applicable vesting date. You may not sell, transfer, assign or pledge the Stock Grant Shares (or underlying Common Stock) until the Stock Grant

Ex. A

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Shares vest and have been delivered. Following vesting and delivery, any sales, transfers, assignments or pledges thereof must be made in accordance with applicable securities laws and Company policy.

(a)
Time-Based Restricted Stock Units. Twenty-five percent of the Target Amount of shares is in the form of a time-based restricted stock unit grant. One-third of the time-based restricted stock units will vest (subject to Section 3) on each of the first three anniversaries of the grant date. Except as set forth in Section 3, you must remain continuously employed by the Company from the grant date through each respective anniversary of the grant date in order to receive the Common Stock underlying the Stock Grant Shares associated with this component of the grant (minus any shares retained to satisfy your statutory minimum tax withholding obligations).
(b)
Performance-Based Restricted Stock Units (Adjusted Earnings Per Share or AEPS). Forty percent of the Target Amount of shares is in the form of a performance-based restricted stock unit grant that will utilize an Adjusted Earnings Per Share (as defined below) measure. The number of shares of Common Stock delivered to you in respect of such Target Amount will be based on the Company achieving the following Adjusted Earnings Per Share levels (with linear interpolation used to determine amounts between performance levels) for the performance period starting on January 1, [ ] and ending on December 31, [ ]:

Performance Level	AEPS	Payout as % of Target Amount
Maximum	[***]	200
Target	[***]	100
Threshold	[***]	50
Below Threshold	[***]	0

The number of shares of Common Stock underlying the Stock Grant Shares, if any, that you earn under this Section will be delivered to you (minus any shares retained to satisfy your statutory minimum tax withholding obligations) as soon as administratively practicable following the vesting date of [ ] (subject to Committee approval and, except as set forth in Section 3, your continued employment through such date).

The Committee will review and make the final determination with respect to the calculations of Adjusted Earnings Per Share, and such calculations and adjustments thereto will be made in accordance with the terms below and the final administrative rules related to such measure:

(i)
“Adjusted Earnings Per Share” means the Company’s Adjusted Earnings (as defined below) over the three-year period beginning January 1, [ ] and ending December 31, [ ], divided by 3, divided by the average of the “diluted weighted average shares outstanding” (as reported in the Company’s consolidated financial statements) during the twelve quarters in the period beginning January 1, [ ] and ending December 31, [ ].

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(ii)
“Adjusted Earnings” means “Adjusted Net Income” as such amount is determined from the Company’s Consolidated Statements of Income and computation of Adjusted Earnings per Share during the period beginning January 1, [ ] and ending December 31, [ ], with such adjustments as the Committee deems appropriate in its discretion.

Notwithstanding the foregoing, the Committee shall have the right to adjust Adjusted Earnings per Share and/or Adjusted Earnings to exclude the effect of non-recurring items and other items at its discretion.

(c)
Performance-Based Restricted Stock Units (Return on Invested Capital or ROIC). Twenty-five percent of the Target Amount of shares is in the form of a performance-based restricted stock unit grant that will utilize a Return on Invested Capital (as defined below) measure. The number of shares of Common Stock delivered to you in respect of such Target Amount will be based on the Company achieving the following Return on Invested Capital levels (with linear interpolation used to determine amounts between performance levels) for the performance period starting on January 1, [ ] and ending on December 31, [ ]:

Performance Level	ROIC	Payout as % of Target Amount
Maximum	[***]	200
Target	[***]	100
Threshold	[***]	50
Below Threshold	[***]	0

The number of shares of Common Stock underlying the Stock Grant Shares, if any, that you earn under this Section will be delivered to you (minus any shares retained to satisfy your statutory minimum tax withholding obligations) as soon as administratively practicable following the vesting date of [ ] (subject to Committee approval and, except as set forth in Section 3, your continued employment through such date).

The Committee will review and make the final determination with respect to the calculations of Return on Invested Capital, and such calculations and adjustments thereto will be made in accordance with the terms below and the final administrative rules related to such measure:

(i)
“Return on Invested Capital” is calculated using in the numerator the sum of Adjusted Net Operating Profit After Tax for the period January 1, [ ] to December 31, [ ], and in the denominator the sum of Invested Capital at the end of each calendar year [ ], [ ] and [ ].
(ii)
“Adjusted Net Operating Profit After Tax” or “Adjusted NOPAT” is calculated as (A) the sum of Consolidated Adjusted EBITDA less Adjusted Depreciation & Amortization Expense other than amortization expense related to purchased intangibles multiplied by (B) 1 minus the Adjusted Tax Rate.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(iii)
“Invested Capital” is defined as Equity less Cash and Cash Equivalents, plus Total Debt, which is defined as Current Portion of Long-Term Debt plus Long-Term Debt.

Notwithstanding the foregoing, the Committee shall have the right to adjust Adjusted NOPAT and/or Invested Capital to exclude the effect of non-recurring items and other items at its discretion.

(d)
Performance-Based Restricted Stock Units (Relative Total Shareholder Return or RTSR). Ten percent of the Target Amount of shares is in the form of a performance-based restricted stock unit grant that will utilize a relative Total Shareholder Return (as defined below) measure. The number of shares of Common Stock delivered to you in respect of such Target Amount will depend on the Total Shareholder Return of the Company during the 36-month period from January 1, [ ] and through December 31, [ ] compared to the Total Shareholder Return for this period of each entity included in the Peer Group (as defined below) (with linear interpolation used to determine amounts between performance levels):

Performance Level	RTSR	Payout as % of Target Amount
Maximum	> 75%	200
Target	50%	100
Threshold	30%	50
Below Threshold	< 30%	0

The number of shares of Common Stock underlying the Stock Grant Shares, if any, that you earn under this Section will be delivered to you (minus any shares retained to satisfy your statutory minimum tax withholding obligations) as soon as administratively practicable following the vesting date of [ ] (subject to Committee approval and, except as set forth in Section 3, your continued employment through such date). Payouts for this grant may not exceed ten percent of the Target Amount (including dividend equivalent units (“DEUs”)) of shares in the event the Total Shareholder Return of the Company is negative for the three-year measurement period. The Committee will review and make the final determination with respect to the calculations of Total Shareholder Return, and such calculations will be made in accordance with the terms below and final administrative rules for such measure:

“Total Shareholder Return” means the percentage return on Common Stock calculated using the average closing stock price for the Common Stock for the 20 trading days prior to the start and end of the January 1, [ ] through December 31, [ ] performance period, assuming reinvestment of all dividends paid out on such stock during such period.

“Peer Group” means Alcoa Corporation, Berry Global Group, Inc., Celanese Corporation, Cleveland-Cliffs, Inc., Eagle Materials, Inc., Eastman Chemical Company, Graphic Packaging Holding Company, International Paper Company, LyondellBasell Industries N.V., Minerals Technologies, Inc., Nucor Corporation, Olin Corporation, Packaging Corporation of America, Sealed Air Corporation, Sonoco Products Company, The

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Chemours Company, The Goodyear Tire & Rubber Company, The Mosaic Company, United States Steel Corporation and Weyerhaeuser Company.

2.
Voting and Dividends
(a)
You will not be entitled to vote the Common Stock underlying the Stock Grant Shares until after the shares vest and have been delivered to you.
(b)
As dividends on the Common Stock are paid, you will be credited with DEUs on the Target Amount (as well as on previously credited DEUs), which will be (i) converted to additional Stock Grant Shares based on the mean of the high and low prices at which the Common Stock is traded on the New York Stock Exchange on the dividend distribution date and (ii) ultimately settled in shares of Common Stock at the same time and on the same terms as the underlying Stock Grant Shares. DEUs credited on performance-based restricted stock units between the grant date and the vesting date will be adjusted to reflect the payout as a percentage of Target Amount approved by the Committee in respect of such units.
3.
Termination of Employment and Forfeitures
(a)
General. The rules in this Section 3(a) apply to the vesting or forfeiture of the Stock Grant Shares in the event of your death, disability or other termination of employment.
(i)
Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Company) before [ ], you will be entitled to the number of shares of Common Stock that would have otherwise vested had your employment not been terminated by reason of your death or disability as set forth in this Section 3(a)(i). Subject to the delay in distributions for certain officers under Section 11, if applicable, any time-based Stock Grant Shares that vest shall be issued to you (or to your beneficiary in the case of your death) as soon as administratively practicable after the termination of your employment due to death or disability. Any performance-based Stock Grant Shares shall remain subject to attainment of the applicable performance measures in Section 1(b), Section 1(c) and Section 1(d), and any underlying shares that vest pursuant to such measures shall be issued to you as soon as administratively practicable following [ ].
(ii)
Retirement. If (A) your employment terminates at least six months after the grant date other than for Cause (as defined below), (B) you are 65 years of age with at least one year of service (as determined by the Company Seniority Date in PeopleSoft) or you are at least 58 years of age with a total of 65 or more combined years of age and full years of service, and (C) if you hold a Vice President role or above, you have provided at least 6 months’ notice before your intended retirement date, you will be entitled to vesting of Stock Grant Shares as set forth in this Section 3(a)(ii). Subject to the delay in distributions to certain officers under Section 11, if applicable, any time-based Stock Grant Shares that vest under this Section 3(a)(ii) shall be issued to you as soon as administratively practicable after your retirement. Any performance-based Stock Grant Shares shall remain

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

subject to attainment of the applicable performance measures in Section 1(b), Section 1(c), and Section 1(d), and any underlying shares that vest pursuant to such measures shall be issued to you as soon as administratively practicable following [ ].
(iii)
Other Termination of Employment. If your employment terminates under any circumstances other than the circumstances described in Section 3(a)(i), Section 3(a)(ii) or Section 5 before [ ], you will forfeit your right to any unvested Stock Grant Shares, including DEUs, unless otherwise determined by the Committee.
(iv)
No Issuance. If the payout as a percentage of Target Amount as determined in accordance with Section 1 is 0, then you will forfeit any interest you might have in all of the performance-based Stock Grant Shares and related DEUs under this letter.
(v)
Cessation of Vesting During Garden Leave. Except to the extent prohibited by applicable law or where otherwise determined by the Committee, your right to vest in the Stock Grant Shares, if any, will terminate effective as of the date that you are no longer expected to provide further services to the Company as an employee and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee shall have absolute discretion to determine when you are no longer expected to provide further services for such purposes (including whether you may still be considered to be providing services for vesting purposes while on a leave of absence). Notwithstanding anything in this Section 3(a)(v) to the contrary, to the extent that a distribution is due upon your “separation from service” within the meaning of Section 409A (as defined below) as provided in Section 11, the date of your separation from service shall be determined in accordance with Treas. Reg. § 1.409A-1(h).
(b)
Committee Determinations. The Committee will have absolute discretion to determine the date and circumstances of termination of your employment, and its determination will be final, conclusive and binding upon you.
4.
Beneficiary

For U.S. recipients only, you may designate a beneficiary to receive any Stock Grant Shares and underlying Common Stock issued to you before your death or which become issuable to you after your death, and you may change your beneficiary from time to time. Beneficiary designations must be filed with E*TRADE Securities LLC. Instructions for designating a beneficiary can be found under “Account Preferences” on your E*TRADE account. If you fail to designate a beneficiary, any Stock Grant Shares or underlying Common Stock issued to you before your death or which become issuable to you after your death will be delivered to the executor or administrator of your

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

estate and any rights to such Stock Grant Shares or to the issuance of underlying shares of Common Stock may be distributed to the beneficiaries of your estate.

5.
Change in Control Termination Event

Unless earlier vested, all of the Stock Grant Shares and DEUs will vest immediately upon the date of a Change in Control Termination Event (as defined below) as set forth herein. Subject to the delay in distributions for certain officers under Section 11, if applicable, any time-based Stock Grant Shares shall be issued to you as soon as administratively practicable after the Change in Control Termination Event. If a Change in Control Termination Event occurs, the performance-based Stock Grant Shares will vest at the higher of (i) 100% of the Target Amount with respect to such shares and (ii) the average payout percentage of the Target Amount earned under similar awards of performance-based Stock Grant Shares for the last three completed years prior to the date of the Change in Control Termination Event, plus any DEUs credited to you pursuant to Section 2(b). Subject to the delay in distribution to certain officers set forth in Section 11, if applicable, underlying shares of Common Stock shall be issued to you as soon as administratively practicable after the Change in Control Termination Event.

“Change in Control Termination Event” means that (i) you are terminated by the Company or its successor other than for Cause or (ii) you terminate your employment with the Company or its successor for Good Reason (as defined below), in either case prior to the second anniversary of the effective date of a Change in Control, provided that in the case of clauses (i) and (ii) above you are employed by the Company on the date of the Change in Control.

“Cause” means solely (i) your conviction or plea of nolo contendere of a felony; (ii) your disregard or failure to perform the substantive elements of your responsibilities and duties as an employee of the Company or its successor; (iii) willful misconduct by you in the performance of your duties as an employee of the Company or its successor; (iv) your material violation of the Company’s or its successor’s Code of Conduct or other material employee policy, (v) your misappropriation or embezzlement of any funds or property of the Company or its successor, commitment of fraud with respect to the Company or its successor, or engagement in any act or acts of dishonesty relating to your employment by the Company or its successor; or (vi) through willful misconduct, personal dishonesty or gross negligence, you engage in an act or course of conduct that causes substantial injury to the Company or its successor.

“Good Reason” means that, with respect to your employment at the Company or its successor, (i) your duties or responsibilities are materially reduced or diminished (in the sole determination of the Company) from those that you had immediately prior to the Change in Control; (ii) you are transferred to a permanent work location that is greater than 45 miles from your work location immediately prior to the Change in Control; (iii) your annual base salary is reduced below what it was immediately prior to the Change in Control; (iv) a material element of your compensation is eliminated or your participation in such element of compensation is materially reduced from substantially the same basis as existed immediately before the Change in Control (except for across-the-board eliminations or reductions of such benefits for all similarly-placed employees); (v) your participation in the same or substantially similar retirement or welfare plans as existed immediately before the Change in Control is eliminated or materially reduced (except for across-the-board eliminations or reductions of such benefits for all similarly-placed employees); or (vi)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

any other material benefit of employment that you received immediately prior to the Change in Control is eliminated or materially reduced (except for across-the-board eliminations or reductions of such benefits for all similarly-placed employees).

For the purposes of this Section 5, your employment with the Company or its successor will be deemed to include your employment with any direct or indirect subsidiary of the Company or its successor.

6.
Automatic Forfeiture

Your right to any Stock Grant Shares and DEUs (as well as underlying Common Stock) will automatically be forfeited under the following circumstances: (a) your employment is terminated for Cause; (b) you breach or challenge any confidentiality, non-solicitation or non-competition covenant between yourself and the Company, any Subsidiary or any Affiliate; or (c) you fail to execute and deliver to the Company the Fair Competition and Proprietary Information Protection Agreement attached as Exhibit A by [ ].

7.
Federal Income Tax Consequences

See the prospectus made available to you in connection with this letter for a discussion of the federal income tax consequences relating to the Stock Grant Shares and DEUs. You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising from the grant or vesting of Stock Grant Shares and DEUs. You likely will owe more taxes than the amount deducted to satisfy the minimum statutory withholding tax liability required to be withheld in connection with the vesting of the Stock Grant Shares and DEUs. You should consult your tax advisor regarding these matters.

8.
Adjustment in Certain Events

In the event of specified changes in the Company’s capital structure, the Committee administering the Plan is required to adjust the Stock Grant Shares and DEUs and, if applicable, relevant performance conditions, in a reasonable and equitable manner to reflect such changes in the Company’s capital structure. This letter will continue to apply to your awards as so adjusted.

9.
Effect on Other Benefits

Income recognized by you as a result of the vesting of Stock Grant Shares or DEUs on the Stock Grant Shares (as contemplated in Section 2(b)) will not be included in the formula for calculating benefits under the Company’s employee benefit plans, policies or programs which take compensation into account in computing benefits.

10.
Regulatory Compliance

Under the Plan, the Company is not required to deliver Stock Grant Shares, Common Stock or DEUs if such delivery would violate any applicable law or regulation. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

11.
Section 409A

The awards granted under this letter are intended to be exempt from or comply with Section 409A of the Code (“Section 409A”), and this letter shall be construed accordingly. To the extent required under Section 409A, (i) any reference to your termination of employment shall mean the date of your “separation from service” under Section 409A, and (ii) if you are a “specified employee” within the meaning of Section 409A as of the date of your separation from service, any shares to be delivered to you on account of your separation from service for any reason other than your death shall not be delivered to you until the earlier of (A) six months after the date of your separation from service, and (B) the date of your death. By accepting the award granted under this letter, you agree that the provisions of this Section 11 shall apply to all awards heretofore or hereafter made to you under the Plan, under any predecessor or successor plan, or any other plan providing for payment of amounts that may be considered deferred compensation subject to Section 409A.

12.
Clawback

In the event the Stock Grant Shares or DEUs vest and Common Stock is issued to you pursuant to the terms of this letter based upon financial results that are required to be restated by the Company at a future date, and the Committee determines that such restatement is based in whole or in part upon any misconduct on your part, then, in addition to any other remedies available to the Company, you, in consideration for the issuance of such Common Stock, agree that you will immediately upon the receipt of written notice of any such determination by the Committee pay to the Company an amount of cash or deliver an amount of shares of Common Stock equal to the “Benefit of the Misstatement” (as defined hereafter). The term “Benefit of the Misstatement” means an amount equal to the “Extra Shares” (as defined below) multiplied by the closing price of the Common Stock on the date that the Stock Grant Shares or DEUs vested. The term “Extra Shares” means the actual number of shares underlying the Stock Grant Shares or DEUs you received pursuant to Section 1, excluding the amount of any shares that were withheld for taxes, minus the number of shares underlying the Stock Grant Shares or DEUs you would have received had there been no misstatement of the financial results, excluding amounts of any shares that were withheld for taxes. This Section 12 will apply to misstatements of financial results that are discovered within 24 months after the Stock Grant Shares or DEUs vest, but not thereafter. In addition, the Company may (i) cause the cancellation of any of your rights under this letter, (ii) require recovery or reimbursement of any benefit conferred on you or your beneficiaries under this letter, or (iii) effect any other right of recoupment of compensation provided under the Plan or otherwise, each in accordance with any Company clawback or recoupment policies that currently exist or may from time to time be adopted or amended by the Company (including but not limited to any policies adopted or amended to comply with applicable laws or stock exchange listing requirements) (“Clawback Policies”), regardless of misconduct on your part or the part of others. You acknowledge and agree that (i) the Company has a right to take such actions to the extent in accordance with Clawback Policies and (ii) you will comply promptly with any Company demands or requests related thereto.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

13.
Other Terms
(a)
Acknowledgement of Insider Trading Policy. You understand that you are subject to the Company’s Securities and Insider Trading Policy, as in effect from time to time, and you are responsible for reading, understanding and complying with the policy, including, where applicable, the prohibitions against hedging and pledging of Common Stock.
(b)
Fractional Shares. Any fractional shares due in connection with the Stock Grant Shares will be treated in accordance with Section 13 of the Plan. To the extent any provision of this letter is inconsistent with a provision of the Plan, the provision of the Plan will govern.
(c)
Governing Law and Choice of Forum. Except as otherwise set forth in the Fair Competition and Proprietary Information Protection Agreement in Exhibit A, this letter will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware, the state in which the Company is incorporated, without giving effect to any conflict of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction. Except as otherwise set forth in the Fair Competition and Proprietary Information Protection Agreement in Exhibit A, the parties each consent and agree that any action to determine the validity, construction, interpretation or application of this letter will be commenced and maintained only in a state or federal court in Delaware.

The parties irrevocably waive: (a) any objection which they may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement if brought in any such court; (b) any claim that such suit, action or proceeding is brought in an inconvenient forum; and (c) the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over the parties.

(d)
Validity; Severability. Except as otherwise set forth in the Fair Competition and Proprietary Information Protection Agreement set forth in Exhibit A, if any provision of this letter is determined to be invalid, illegal or unenforceable, in whole or in part, then such provision will be modified so as to be valid and enforceable to the maximum extent permitted by law. If such provision cannot be modified to be valid or enforceable, the provision will be severed from the relevant section or sections to the extent invalid or unenforceable. The invalidity, illegality or unenforceability of any provision or provisions of this letter will not affect the validity or enforceability of any other provision of this letter, which will remain in full force and effect.
(e)
Electronic Delivery. The Company may, in its discretion, deliver any documents it deems necessary, advisable or appropriate in connection herewith, including with respect to your participation in the Plan, or future awards that may be granted under the Plan (or any successor incentive stock plan) by electronic means and/or request your consent to participate in the Plan (or any successor incentive stock plan) by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan (or any successor incentive stock plan) through an online or

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

electronic system established and maintained by the Company or another third party designated by the Company.

If you have any questions regarding your opportunity to earn the Stock Grant Shares or would like to obtain additional information about the Fair Competition and Proprietary Information Protection Agreement, the Plan or the Committee, please contact me or the Executive Compensation team at WestRock Company, 1000 Abernathy Road, Atlanta, Georgia 30328, telephone (770) 448-2193. This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

With best regards,

Vicki L. Lostetter
Chief Human Resources Officer